SUB-ITEM 77Q1: Exhibits

(e)(1) Amendment to Sub-Advisory Agreement between Credit
Suisse Asset Management, LLC and Credit Suisse Asset
Management Ltd. (CSAM U.K.)

(e)(2) Sub-Advisory Agreement between Credit Suisse Asset
Management, LLC and Credit Suisse Asset Management Ltd.
(CSAM Australia)